Exhibit 10.1

AMENDMENT NO. 1

TO THE

SUBSCRIPTION AGREEMENT

This Amendment No. 1 to the Subscription Agreement (this “Amendment”) is made and entered into as of December 9, 2022, by and among Invesco Real Estate Income Trust Inc. (the “Company”), and Massachusetts Mutual Life Insurance Company (the “Subscriber” and together with the Company, the “Parties”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement (as defined below).

RECITALS

WHEREAS, the Parties previously entered into that certain Subscription Agreement dated as of July 29, 2021 (the “Agreement”);

WHEREAS, the Agreement sets forth the terms and conditions regarding a $200 million commitment by the Subscriber to the Company, including providing for certain repurchase rights as set forth in Section 5 of the Agreement; and

WHEREAS, the Parties desire to amend the Agreement to allow the Company to recycle the modify the terms of such repurchase rights.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and the mutual promises contained herein, the Parties hereto agree as follows:

AGREEMENT

1. Amendment to the Agreement.

(a) Effective as of the date hereof, the Agreement is hereby amended to replace Sections 1.1 and 1.2 with the following:

“1.1 The undersigned subscriber (the “Subscriber”) hereby irrevocably and unconditionally subscribes for and agrees to purchase shares of the Company’s Class N common stock, par value $0.01 per share (“Class N Shares”), with an aggregate purchase price of up to $200,000,000 (the Class N Shares to be purchased hereby, the “Shares,” and such subscription, the “Capital Commitment”), subject to the terms and conditions set forth in this Subscription Agreement.

1.2 The Subscriber shall purchase the Shares at one or more closings (“Closings”) held by the Company during the period beginning on the date hereof and ending, subject to the terms and conditions of Section 5.2(h), on the eighteen (18) month anniversary of the date of this Subscription Agreement (such period, the “Commitment Period”). The Company shall deliver written notice to the Subscriber of each Closing during the Commitment Period at least five (5) Business Days (as defined below) prior to the date of such Closing (a “Purchase Notice”). Each Purchase Notice shall set forth at a minimum (i) the date of the Closing to which the Purchase Notice relates, (ii) the aggregate purchase price of the Shares to be purchased by the Subscriber at the Closing to which the Purchase Notice relates, (iii) the per Share purchase price of the Shares to be purchased by the Subscriber at the Closing to which the Purchase Notice relates, and (iv) the account to which the purchase price should be wired. For the avoidance of doubt, there shall be no limit on the number of Closings held during the Commitment Period; provided, that subject to the terms and conditions of Section 5.2(h), in no event shall the aggregate purchase price of the Shares purchased pursuant hereto exceed the Capital Commitment. As used herein, “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.”

(b) Effective as of the date hereof, the Agreement is hereby amended to replace Sections 5.1, 5.2 and 5.3 with the following:

“5. Repurchase Rights

5.1 Certain Defined Terms. As used herein, the following terms shall have the meanings set forth below:

(a) “Additional Shares” has the meaning set forth in Section 5.2(h).

(b) “GP+ Fund” means UBS Global Property Plus Fund.

(c) “Prior Commitment Shares” means Class N Shares purchased by Subscriber in satisfaction of the Prior Commitment pursuant to the terms of the Prior Subscription Agreement.

5.2 Monthly Repurchases.

(a) Beginning on January 1, 2025, if the Company has not already repurchased an aggregate of $200 million in Class N Shares (calculated as the aggregate repurchase price paid by the Company, less the aggregate purchase price of any Additional Shares purchased by the Subscriber) pursuant to this Section 5.2, then the Company will repurchase Class N Shares held by Subscriber (inclusive of Prior Commitment Shares and Shares acquired pursuant hereto) until such time as the Company has repurchased an aggregate of $200 million in Class N Shares (calculated as the aggregate repurchase price paid by the Company, less the aggregate purchase price of any Additional Shares purchased by the Subscriber) on a monthly basis, no later than the fifth Business Day of each month (such date, the “Monthly Repurchase Date”); provided, however, that the Subscriber may elect to forgo a monthly repurchase pursuant to this Section 5.2 by providing written notice to that effect during the first five Business Days of the month prior to the month in which the applicable Monthly Repurchase Date would otherwise occur. Subject to Section 5.8, the aggregate repurchase price, if any, paid by the Company on each Monthly Repurchase Date will be equal to the aggregate of:

(i) between fifty percent (50%) and one hundred percent (100%) (in the Company’s discretion) of the net proceeds to the Company (i.e., gross proceeds net of all applicable upfront selling commissions and dealer manager fees) from the sale of shares of common stock of the Company (excluding any sales to the GP+ Fund) for the month in which the Monthly Repurchase Date occurs (e.g., repurchases for a Monthly Repurchase Date of June 7, 2022 will be based on the sale of shares of Common Stock effective June 1, 2022); and

(ii) one hundred percent (100%) of the net proceeds (if any) to the Company (i.e., gross proceeds net of all applicable upfront selling commissions and dealer manager fees) from the sale of shares of common stock of the Company solely to the GP+ Fund in the month in which the Monthly Repurchase Date occurs (e.g., repurchases for a Monthly Repurchase Date of June 7, 2022 will be based on the sale of shares of Common Stock effective June 1, 2022).

(b) Notwithstanding anything herein to the contrary, the amount of “net proceeds to the Company” for purposes of Sections 5.2(a)(i) and 5.2(a)(ii) shall be based upon the subscriptions for the Company’s common stock received and accepted as of a determination date two (2) Business Days prior to the first calendar day of the month in which the Monthly Repurchase Date occurs (the “Net Proceeds Determination Date”).

(c) During the period beginning the Effective Date and ending on December 31, 2024, and subject to the terms of this Section 5.2 and Section 5.4, the Company may, in its sole discretion, repurchase an amount of Class N Shares held by Subscriber (inclusive of Prior Commitment Shares and Shares acquired pursuant hereto) on the Monthly Repurchase Date with a maximum aggregate repurchase price (based on the Monthly Repurchase Price as defined below) of (1) the sum of (A) the aggregate purchase price paid by the Subscriber for Shares purchased pursuant to Section 1.1 and (B) the aggregate purchase price paid by the Subscriber for Additional shares, (2) less the aggregate repurchase price paid by the Company; provided, however, that the Subscriber may require the Company to make, or elect to forgo, a monthly repurchase pursuant to this Section 5.2 by providing written notice to that effect during the first five Business Days of the month prior to the month in which the applicable Monthly Repurchase Date would otherwise occur.

(d) The Class N Shares repurchased on each Monthly Repurchase Date, if any, will be repurchased at a cash price per Class N Share equal to the NAV per Class N Share as of the last day of the month immediately preceding the Net Proceeds Determination Date for such Monthly Repurchase Date (the “Monthly Repurchase Price”). For the avoidance of doubt, the Monthly Repurchase Price on a Monthly Repurchase Date may never be less than the applicable NAV per Class N Share for the month immediately preceding the Net Proceeds Determination Date for such Monthly Repurchase Date, and such NAV will not be subject to discretionary downward adjustment by the Company prior to the Monthly Repurchase Date. The Company may, in its discretion, elect not to repurchase fractional shares.

(e) The Company will continue to repurchase Class N Shares held by Subscriber (inclusive of Prior Commitment Shares and Shares acquired pursuant hereto) on a monthly basis in accordance with the terms of this Section 5.2 until such time as the Company has repurchased an aggregate of $200 million in Class N Shares (calculated as the aggregate repurchase price paid by the Company, less the aggregate purchase price of any Additional Shares purchased by the Subscriber).

(f) For purposes of repurchases pursuant to this Section 5.2, Class N Shares shall be deemed to be repurchased on a “last in, first out” basis.

(g) Notwithstanding anything herein to the contrary, the Company shall limit the repurchase of Class N Shares pursuant to this Section 5.2 as necessary to ensure that at no time will the repurchase of Class N Shares pursuant to this Section 5.2 result in the aggregate NAV of the Class N Shares held by the Subscriber being less than fifty million dollars ($50,000,000) (based upon the aggregate NAV per Class N Share of the Class N Shares that the Subscriber would hold following each Monthly Repurchase Date), unless otherwise agreed to by the Subscriber.

(h) Notwithstanding anything herein to the contrary, during the period beginning the Effective Date and ending on December 31, 2024, if, as of any date, the Company shall have repurchased any Shares from the Subscriber pursuant to Section 5.2(a), then the Subscriber shall upon the Company’s request purchase additional Shares (“Additional Shares”), in one or more closings, having an aggregate purchase price equal to or less than, in the Company’s discretion, the aggregate repurchase price paid by the Company through such date under this Section 5.2; provided, however, that the Company may not in any Purchase Notice request that the Subscriber purchase an amount of Additional Shares with a purchase price in excess of the cost basis of the Shares repurchased by the Company hereunder. Purchases by the Subscriber of Additional Shares under this Section 5.2(h) shall transact substantially in compliance with the procedures set forth with respect to Shares in Section 1.2 and at the purchase price per Additional Share as set forth with respect to Shares in Section 1.4.

5.3 Repurchases Upon Request.

(a) Beginning on January 1, 2025, the Subscriber will have the right to request that the Company repurchase any outstanding Class N Shares held by Subscriber (inclusive of Prior Commitment Shares and Shares acquired pursuant hereto), subject to the terms of this Section 5.3, Section 5.4 and Section 5.8.

(b) Repurchases pursuant to this Section 5.3 will be made monthly upon written request of the Subscriber, in a form and substance reasonably acceptable to the Company, delivered to the Company no later than the second to last Business Day of the month in which the request is delivered (a “Repurchase Request”). The Company will make such repurchase on the last Business Day of that month (such date, a “Repurchase Date”), subject to Section 5.3(d). The Subscriber may revoke a Repurchase Request in writing at any time prior to the Repurchase Date.

(c) Class N Shares will be repurchased at a cash price per share equal to the NAV per Class N Share as of the last day of the month immediately preceding the Repurchase Date (the “Repurchase Price”). For the avoidance of doubt, the Repurchase Price may never be less than the applicable NAV per Class N Share as of the last day of the month immediately preceding the Repurchase Date, and such NAV will not be subject to discretionary downward adjustment by the Company prior to the Repurchase Date. The Company may, in its discretion, elect not to repurchase fractional shares.

(d) Notwithstanding anything herein to the contrary, the aggregate Repurchase Price of Class N Shares that the Company will be required to repurchase in any month pursuant to this Section 5.3 will be limited to no more than the lesser of (i) fifteen percent (15%) of the net proceeds to the Company from the sale of shares of common stock of the Company and securities convertible into shares of common stock of the Company (i.e., gross proceeds net of upfront selling commissions and dealer manager fees) to persons other than the Subscriber and its Affiliates (as defined in the Articles) in the month immediately preceding the month in which the Repurchase Request is timely submitted, and (ii) one and a half percent (1.5%) of the Company’s aggregate NAV as of the last day of the month immediately preceding the month in which the Repurchase Request is timely submitted. In the event that, due to the foregoing limitations, the Company determines to repurchase less than all of the Class N Shares submitted for repurchase during any month, any unsatisfied repurchase requests must be resubmitted after the start of the immediately following month. The Company will provide the Subscriber (A) the monthly NAV per share of each class of the Company’s common stock (promptly following the Company’s monthly determination of the NAV per share of each class of the Company’s common stock), (B) the gross proceeds from the sale of common stock of the Company or securities convertible into shares of the Company’s common stock on a monthly basis, and (C) any other related information reasonably requested by the Subscriber on a monthly basis; provided, however, that (1) the Company shall not be obligated to provide the Subscriber any such information to the extent such information has been included in a public filing made by the Company with the SEC or is otherwise publicly disclosed by the Company and (2) the Company may limit any such information provided to the Subscriber to the extent the Company deems reasonably necessary to comply with the requirements of Regulation Fair Disclosure (Reg FD) promulgated by the SEC.”

(c) Effective as of the date hereof, the Agreement is hereby amended by adding the following as Section 5.8:

“5.8 Notwithstanding anything herein to the contrary, in no event will the Company be required to repurchase from the Subscriber (a) during any calendar year, an amount of Class N Shares with an aggregate repurchase price in excess of $150,000,000 or (b) in any calendar month, more than one hundred percent (100%) of the net proceeds to the Company (i.e., gross proceeds net of all applicable upfront selling commissions and dealer manager fees) from the sale of shares of common stock of the Company during such month.”

2. Miscellaneous.

(a) Counterparts; Signature. This Amendment may be executed in any number of counterparts and by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.

(b) Applicable Law. This Amendment shall be governed by and construed in accordance with Section 6.5 of the Agreement.

(c) Continued Effect. Except as specifically set forth herein, all other terms and conditions of the Agreement shall remain unmodified and in full force and effect, the same being confirmed and republished hereby. In the event of any conflict between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall control.

[Signatures on following page.]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date set forth above.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Andrew C. Dickey
Name: Andrew C. Dickey
Title: Head of Alternative and Private Equity

INVESCO REAL ESTATE INCOME TRUST INC.

By:	/s/ R. Scott Dennis
Name: R. Scott Dennis
Title: President and Chief Executive Officer

[Signature Page to Amendment No. 1 to the Dealer Manager Agreement]